============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   SCHEDULE TO
                                   (Rule 13e-4)
            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                              --------------------

                                  Tellium, Inc.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                              --------------------


          Options to Purchase Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)

                             --------------------

                                   87967E 10 7
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                              --------------------

               Harry J. Carr, Chairman and Chief Executive Officer
                                  Tellium, Inc.
                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100

       (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                              --------------------

                                   Copies to:
                              Vasiliki B. Tsaganos
                                 Lanae Holbrook
                    Fried, Frank, Harris, Shriver & Jacobson
                          1001 Pennsylvania Avenue, NW
                             Washington, D.C. 20004
                                 (202) 639-7000



                            CALCULATION OF FILING FEE
=============================================================================
     Transaction Valuation              Amount of Filing Fee

-----------------------------------------------------------------------------
              N/A                                N/A
=============================================================================

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid:   N/A      Form or Registration No.:  N/A
         Filing party:  N/A                 Date filed:  N/A

[X] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]  third party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

============================================================================

                                  EXHIBIT INDEX

Exhibit No.          Description

A.1                  Press Release issued by Tellium, Inc. on June 24, 2002.